Exhibit 2.1

EXECUTION VERSION

SECOND AMENDMENT

TO TRANSITION SERVICES AGREEMENT

THIS SECOND AMENDMENT TO TRANSITION SERVICES AGREEMENT (this “Amendment”), dated as of January 30, 2020, is entered into by and between Benuvia Therapeutics Inc. (formerly known as Chilion Group Holdings US, Inc.), a Delaware corporation (“Buyer”), and Insys Therapeutics, Inc., a Delaware corporation (“Seller”).  Buyer and Seller are each referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, the Parties entered into that certain Transition Services Agreement (as amended, modified and/or supplemented from time to time, the “Agreement”), dated as of October 31, 2019, which provides, among other things, for the provision by Seller to Buyer of the transition services described in the Agreement;

WHEREAS, the Parties entered into that certain Amendment to Transition Services Agreement, dated as of December 30, 2019 (the “First Amendment”), which provided, among other things, for the extension of the Term through January 31, 2020 and certain other modifications to the Agreement as set forth therein;

WHEREAS, Buyer has requested that Seller agree to further extend the Term in order to facilitate a lawful and orderly transfer of all remaining controlled substances and regulated chemicals to Buyer if Buyer has obtained the Approvals, and to make certain other modifications to the arrangement between the Parties in connection therewith, each as more specifically provided and upon the terms and subject to the conditions set forth herein; and

WHEREAS, Seller is willing to further extend the Term and otherwise modify the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Defined Terms. All capitalized terms, unless otherwise defined or amended herein, shall have the meanings given to them in the Agreement.
2.

First Amendment Payment.  Buyer shall pay to Seller within two (2) Business Days of the date of this Amendment by wire transfer of immediately available funds to a bank account designated by Seller an amount in cash equal to $15,000, which amount is due and payable pursuant to the First Amendment.

3.	Amendments. The Agreement, including Schedule A attached thereto, is hereby amended as follows:
(a)	Schedule A. Schedule A is hereby amended and restated in its entirety and replaced with Schedule A attached hereto (“Schedule A”).
(b)

Term.  The term of the Agreement is hereby extended, solely with respect to the Services performed by those employees listed on Schedule A (the “Employees”), to continue through the earlier of: (i) the date on which all powers of attorney that are required for Buyer to operate under Seller’s existing manufacturing and analytical laboratory registrations issued by the Drug Enforcement Administration and applicable state agencies, including those related to the Round Rock Facility and the Ellis Facility, have been duly executed and have become effective, and (ii) the date on which Buyer has obtained all Approvals, unless the Agreement is earlier terminated pursuant to Section 5.3, Section 5.4 or Section 5.5 of the Agreement.

(c)

Employees.  The Employees shall be employees of each of Seller and Buyer; provided, however, that Buyer shall be solely responsible for all costs and expenses associated with the Employees, including, without limitation, salaries, benefits and any other compensation payable to the Employees, and all associated tax obligations (including tax withholding and employer payroll taxes).

(d)

Fees.  Buyer shall pay to Seller all Fees payable pursuant to this Amendment (for the avoidance of doubt, exclusive of the amount payable pursuant to Section 2, which amount shall be payable on the terms set forth therein) by wire transfer of immediately available funds to a bank account designated by Seller within seven (7) Business Days following the end of the Term.

4.

No Other Modifications.  Except as expressly set forth herein, this Amendment: (i) shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Parties, including without limitation any accrued to date, or any other party under the Agreement, or other documents delivered pursuant thereto, and (ii) shall not alter, modify, amend or in any way affect any of the terms or conditions contained in the Agreement, or other documents delivered pursuant thereto, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

5.

Entire Agreement.  Upon the execution hereof, this Amendment, the First Amendment and the Agreement shall constitute one agreement. The term “Agreement”, as used in the Agreement, shall mean the Agreement as amended by the First Amendment and by this Amendment, although this change shall not alter the dates as of which any provision of the Agreement speaks, except as expressly provided herein.  For example, phrases such as “as of the date hereof” and “as of the date of this Agreement” shall continue to refer to October 31, 2019, the date that the Agreement was executed, except as expressly provided herein.  The term “Term”, as used in the Agreement, shall mean the term of the Agreement as extended by this Amendment.

6.

Miscellaneous.  Section 6.1, Section 6.6 and Section 6.9 of the Agreement are hereby incorporated into this Amendment by reference, mutatis mutandis, as if set forth in full herein; provided, however that each reference to the Agreement shall refer to the Agreement as amended by the First Amendment and by this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

INSYS THERAPEUTICS, INC.
By:	/s/ Andrece Housley
Name: Andrece Housley Title: Chief Financial Officer

[Signature Page to Second Amendment to Transition Services Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

BENUVIA THERAPEUTICS INC.
By:	/s/ Todd C. Davis
Name: Todd C. Davis Title: President

[Signature Page to Second Amendment to Transition Services Agreement]